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                                  EXHIBIT 10.16
                                  -------------

                                  Ground Lease

                                 Tejon Ranchcorp

                                       and

                         Pastoria Energy Facility L.L.C.
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     This Lease is entered into as of July 19, 2001 between Tejon Ranchcorp, a
California corporation ("Ranchcorp"), and Pastoria Energy Facility L.L.C., a Delaware limited liability company ("PEF"). Capitalized terms used in this Lease have the meanings stated in Section 23 or the provisions there referred to.

                                    RECITALS

     Ranchcorp is the owner of the Tejon Ranch. PEF is a special purpose entity created for the purpose of developing a combined-cycle, natural gas-fired combustion turbine merchant electric power plant to be located on a portion of the Tejon Ranch (the "Project"). Ranchcorp and PEF and certain of their Affiliates have agreed to work together toward development of the Project pursuant to a Transaction Agreement dated April 30, 1999, between the Tejon Interests and the Developer Interests (as originally executed and as thereafter amended (if at all) in accordance with its terms, the "Transaction Agreement"). Ranchcorp and PEF also are party to an Option Agreement dated April 30, 1999 (as originally executed and as thereafter amended (if at all) in accordance with its terms, the "Option Agreement"). This Lease is being entered into following PEF's exercise of the option contained in the Option Agreement.

     IN THIS CONTEXT, the parties agree as follows:

Section 1. Premises

     Ranchcorp leases to PEF, and PEF leases from Ranchcorp, that certain real property which is legally described in the attached Schedule 1 (the "Premises"). Notwithstanding the foregoing, the leasehold hereby conveyed does not include, and Ranchcorp expressly reserves to itself, all water, water rights and water stock (other than the right to use ground water from a well drilled for the purpose of providing basic water service to the Project only for drinking, bathrooms, kitchens, landscape irrigation and other comparable uses), minerals and mineral rights belonging to the Premises; provided that Ranchcorp shall have no surface rights related to any minerals or mineral rights, and shall not, in the exercise of any mineral rights, disturb the surface of the Premises, interfere with or disturb the occupancy or operations of PEF on the Premises, or drill at a depth which is less than five hundred (500) feet below the surface of the Premises.

Section 2. Term

     2.1 Initial Term. The initial term of this Lease (the "Initial Term") shall commence upon the date of this Lease, and shall continue until the last day of the month containing the twenty-fifth (25th) anniversary of the Commencement Date, unless sooner terminated pursuant to the terms and conditions of this Lease. The "Commencement Date" is the earlier of (x) the Commercial Operation Date, and (y) the Nominal COD. The "Commercial Operation Date" is the date on which PEF, following completion of customary commissioning and testing of the Project, formally accepts the Project from its construction contractor as available for commercial operation for the purpose of producing electric energy and/or of providing Ancillary Services for sale to wholesale, retail or other purchasers on a continuous basis. The "Nominal COD" is the third anniversary of the date of this Lease; provided, if construction, commissioning or testing of the Project shall be delayed for any number of days by any Excepted Cause(s), the Nominal COD shall be extended by the same number of days. In that event, PEF must provide notice thereof to Ranchcorp within fifteen (15) days of the commencement of the Excepted Cause and if it fails to deliver timely notice, the date of the commencement of the Excepted Cause shall be
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deemed to have occurred no earlier than fifteen (15) days prior to the date notice is delivered. PEF also shall notify Ranchcorp in writing when the Commercial Operation Date has occurred, which notice shall also identify the date of expiration of the Initial Term.

     2.2 Option to Extend. Ranchcorp grants to PEF an option to extend the Initial Term for three additional five (5) year periods (each an "Extended Term"). This option to extend shall be exercised by PEF by giving Ranchcorp written notice of its intent to extend this Lease not less than twelve (12) months, nor more than twenty-four (24) months, prior to the expiration of the preceding Term. Each Extended Term shall be on the same terms, covenants and conditions as provided in this Lease. As used in this Lease, the word "Term" means the Initial Term and, after exercise of any option to extend pursuant to this Section 2.2, includes any Extended Term.

     2.3 Possession. Possession of the Premises shall be delivered to PEF on the date of this Lease.

Section 3. Rent

     3.1 Fixed and Variable Rent. PEF shall pay rent to Ranchcorp during the Term in a fixed component and a variable component. The fixed component, as described in Section 3.2 (the "Fixed Rent"), shall be paid monthly in advance on or before the first day of each month for which it is payable. The variable component is described in Section 3.4 (the "Variable Rent"), and shall be payable as set forth in that Section. All sums due under this Lease, whether payable to Ranchcorp or to third parties, shall be defined as "Rent" for the purposes of enforcement of this Lease.

     3.2 Fixed Rent After Commercial Operation.

     (a) PEF shall pay Fixed Rent in the amount of $216,666.66 per month for the month in which the Commencement Date occurs and for each month thereafter during the Term until PEF completes decommissioning of the Project under Section 8.13, provided, however, that Fixed Rent shall be fully abated from the date on which PEF commences decommissioning the Project and for each month thereafter until the earlier of (x) completion of decommissioning or (y) twelve (12) months after PEF commences decommissioning. PEF shall be deemed to have commenced decommissioning on the day it permanently ceases operation of the Project to produce electric energy or to provide Ancillary Services. Completion of decommissioning means that all Improvements and personal property have been removed from the Premises to the extent required by Section 8.13 and the Premises have been restored to their pre-construction condition. Fixed Rent for any partial month at the beginning or end of the Term shall be prorated based on a 30-day month.

     (b) The Fixed Rent shall be escalated on each anniversary of the first day of the month in which the Commencement Date occurs by an amount reflecting the annual percentage increase (if any) in the Consumer Price Index for All Urban Consumers, Los Angeles-Anaheim-Riverside Area, All Items (Base Year 1982-1984 =
100), published by the United States Department of Labor, Bureau of Labor Statistics (the "CPI"), during the twelve-month period from the date that is fifteen (15) months prior to the date of the escalation to the date that is three (3) months prior to the date of the escalation. In the event the CPI is ever discontinued, the parties shall substitute any generally recognized successor or substitute index published by a governmental agency and reflecting changes in consumer prices in the greater Los Angeles area.
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     (c) Notwithstanding the foregoing, in the event "C" (as defined in Section
3.4(c)) is less or more than 750 megawatts ("MW"), the monthly Fixed Rent payable under Section 3.2(a) will be adjusted as follows:

          (i) In the event C exceeds 750 MW, the monthly Fixed Rent payable under Section 3.2(a) (as adjusted if at all under Section 3.2(b)) shall be increased by that percentage which is equal to:

                                  (x - 750)/750

          where "x" is equal to the lesser of C and 1000 MW.

          (ii) In the event C is less than 750 MW, the monthly Fixed Rent payable under Section 3.2(a) (as adjusted if at all under Section 3.2(b)) shall be decreased by that percentage which is equal to:

                                  (750 - y)/750

          where "y" is equal to the greater of C and 600 MW.

     (d) The monthly Fixed Rent payable under Section 3.2(a) shall be increased by $0.1667 per foot for every linear foot of flood control berms which PEF locates off the Premises in "Parcel D" (as defined in the Project Easement Agreement); provided, there shall be no change in any of the payments required under this Section 3.2(d) in the event of any relocation of the berms at Ranchcorp's request under the Project Easement Agreement.


     (e) In the event the Project does not utilize air cooled condensers as either its primary or backup cooling source, the monthly Fixed Rent payable under Section 3.2(a) shall be increased by $1,666.67 per acre for every acre by which the Project Site exceeds 30 acres.

     3.3 Advances Against Fixed Rent. Commencing on the first day of the month next succeeding the month in which this Lease is executed and continuing on the first day of each month thereafter until the earlier of the Commercial Operation Date and the date on which $2.4 million has been advanced by PEF under this
Section 3.3, PEF will advance the sum of $100,000 per month to Ranchcorp. All portions of such advances that Ranchcorp has not previously repaid, plus interest thereon at the rate of 10 percent per annum without compounding from the date of advance until the date of repayment, shall be credited against the Fixed Rent payments (if any) required from PEF under Section 3.2, in equal monthly amounts calculated to repay all such advances, plus the prescribed interest, to PEF over the first four years after PEF begins paying Fixed Rent under Section 3.2. In the event that this Lease is terminated before all advances have been repaid, Ranchcorp shall be entitled to retain, and shall have no obligation to repay any portion of, any advances it received from PEF pursuant to this Section prior to termination of this Lease.

     3.4 Variable Rent.

     (a) Payable After Commercial Operation. The Variable Rent payable under this Section 3.4 is payable for the calendar month in which the Commercial Operation Date occurs and for each calendar month thereafter through and including the calendar month in which this Lease terminates. The Variable Rent payable under this Section 3.4 for any calendar month
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shall be due and payable within 20 days after the end of that calendar month.
Each payment of Variable Rent under this Section 3.4 shall be accompanied by PEF's detailed calculation of the amount due and shall include the statement required from PEF under Section 3.4(e).

     (b) Basic Calculation. The Variable Rent payable for a calendar month under this Section 3.4 will be an amount equal to 1 percent (1%) of the Spark Spread for that calendar month.

     (c) Spark Spread. The "Spark Spread" for any calendar month is an amount equal to:

                         H x [(C x PX) - (HR x C x GP)]

where:

     "H" is equal to the aggregate number of Revenue Hours occurring during the calendar month; and

     "C" is equal to the maximum electrical output of the Project (expressed in MW) which is guaranteed to PEF by its contractor for construction of the Project.

     "PX" is equal to the quotient of (x) the sum of the PX Prices for each Revenue Hour occurring during the calendar month, divided by (y) the aggregate number of Revenue Hours occurring during the calendar month; and

     "HR" is equal to 7.250; and

     "GP" is equal to the quotient of (x) the sum of the Daily Gas Prices for each Revenue Day during the calendar month, divided by (y) the aggregate number of Revenue Days occurring during the calendar month.

     (d)  Other Defined Terms.

     Ancillary Services -- has the meaning specified in the ISO Tariff.

     Daily Gas Price - for any Revenue Day is the daily price (expressed in $/MMBTU) of natural gas at the California-Arizona border, as published by Gas Daily for the Revenue Day under the "Others" table, under the heading titled "SoCal gas, large packages (deliveries at Topock, Daggett, Blythe, Needles, Ehrenberg)."

     Gas Daily - Pasha Publications' Gas Daily, and any successor thereto.
                                     ---------

     ISO -- the California Independent System Operator Corporation, a California non-profit corporation, and any successor thereto

     ISO Controlled Grid - the transmission lines and associated facilities controlled by the ISO.

     ISO Tariff -- the California Independent System Operator Agreement and Tariff dated March 31, 1997, as modified through the date of this Agreement.
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     ISO Zone - the ISO zone in which the Pastoria substation may from time to time be located. The Pastoria Substation currently is located in (and the ISO Zone therefore currently is at the date of the Transaction Agreement) the ISO zone known as SP 15.

     Pastoria Substation - the electrical substation through which the Project delivers electrical energy to the ISO Controlled Grid, planned at the date of the Option Agreement to be the substation located in the vicinity of hypothetical Section 19, Township 10 North, Range 18 West, SBBM, in Rancho El Tejon, Kern County, California.

     PX - the California Power Exchange Corporation, a California non-profit corporation, and any successor thereto.

     PX Price -- for any Revenue Hour is the Day Ahead Zonal Price (Constrained) for that Revenue Hour for the ISO Zone as published by the PX.

     Revenue Day -- any calendar day during which a Revenue Hour occurs.

     Revenue Hour -- any hour for which the Project is paid to produce electric energy or to provide Ancillary Services.

     (e) Audit Rights. PEF shall provide to Ranchcorp monthly with PEF's payment of the Variable Rent provided for in this Section 3.4 a statement of the total Revenue Hours which occurred during the month for which the Variable Rent is payable. No more frequently than once each year, PEF shall, upon Ranchcorp's request, afford Tejon access to PEF's books and records during normal business hours for the purpose of verifying (and to the extent necessary to verify) the accuracy of PEF's statements as to the Revenue Hours occurring during any period not previously audited by Ranchcorp or previously reported on by a Big 6 Firm pursuant to this Section 3.4(e). In lieu of such access, PEF may instead elect to provide such access to a Big 6 Firm which Ranchcorp selects and to cause such firm to report, based on its examination of PEF's books and records, as to the number of Revenue Hours which occurred during such period. Any such report shall be conclusive as the subject thereof. All information to which Tejon or a Big 6 Firm is afforded access or which Tejon otherwise learns pursuant to this Section 3.4(e) shall be deemed "Confidential Information" for purposes of the Confidentiality Agreement referred to in Section 9 of the Transaction Agreement. "Big 6 Firm" means as of any given date of determination any of the six largest national accounting firms as of the determination date.

     (f) Changes. In the event of any change in the tariffs, practices or operations of the PX, the ISO or Gas Daily subsequent to the date of the Transaction Agreement which results in any of the following:

     (i) The PX Price not being published by the PX as necessary to permit the calculation of Variable Rent payable under this Section 3.4;

     (ii) The PX Price being materially less representative than on the date of the Transaction Agreement of the day ahead wholesale market price of electric energy delivered to the ISO Zone; or

     (iii) GP not being published by Gas Daily as necessary to permit the calculation of Variable Rent payable under this Section 3.4; or
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     (iv) GP being materially less representative than on the date of the
          Transaction Agreement of the wholesale price of natural gas delivered at the Arizona/California Border (Topock, Daggett, Blythe, Needles, Ehrenberg) in volumes of 5,000 MMBTU or more per day;

then, promptly upon request by either Ranchcorp or PEF, the parties will meet and attempt to agree on one or more amendments to this Lease which will permit the Spark Spread to be calculated, as near as practicable, on the same basis and with the same results as it was calculated prior to the change. In the event the parties are unable to agree on any such amendment thought by either party to be necessary, the matter shall be settled by binding arbitration under Section 12 of the Transaction Agreement.

     3.5 Late Charge. For any payment of Fixed Rent or Variable Rent not paid within ten (10) days after the date it is due, PEF shall pay Ranchcorp, as additional Rent, a late charge equal to one percent (1%) of the amount past due as compensation to Ranchcorp for the extra costs incurred as a result of the late payment. With any Fixed Rent or Variable Rent Payment that PEF makes more than 30 days after it was due, PEF shall also pay interest on the overdue amount calculated at the lesser of 18 percent per annum or the maximum rate allowed by law, without compounding, from the day after the payment was due until the date such Rent is paid in full. For any other Rent payment not paid within ten (10) days after the date it is due, PEF shall pay Ranchcorp, as additional Rent, a late charge equal to three percent (3%) of the amount past due as compensation to Ranchcorp for the extra costs incurred as a result of the late payment. With any other Rent payment that PEF makes more than 30 days after it was due, PEF also shall pay interest on the overdue amount calculated at the lesser of 10% per annum or the maximum rate allowed by law, without compounding, from the day after the payment was due until the date such Rent is paid in full. The parties agree that the late charge and the interest prescribed by this section represent fair and reasonable estimates of the detriment that Ranchcorp will suffer by reason of late payment of Rent by PEF.

     3.6 Real Estate Taxes and Assessments. As additional rent ("Additional Rent") payable under this Lease, PEF shall pay before delinquency all real and personal property taxes, general and special assessments, levies and other governmental charges of every description (the "Property Taxes") which are levied, assessed, charged or imposed upon or against the Premises or the Project (the Project and all other improvements to the Premises and all alterations, additions or improvements to any thereof are referred to in this Lease as the "Improvements"), or against any legal or equitable interest of Ranchcorp in the Premises, or against any of PEF's personal property now or hereafter located on the Premises, for or attributable to any portion of the Term. Ranchcorp shall cause the Premises to be separately assessed from any other real property owned by Ranchcorp. All Property Taxes required to be paid by PEF shall be prorated for the first year of the Term and for the year in which the Lease expires or terminates. If the law permits the payment of the Property Tax in installments (whether or not interest accrues on the unpaid balance) PEF may elect to pay the tax before delinquency in installments.

     Ranchcorp will promptly notify PEF of all notices, levies and assessments of Property Taxes received in connection with the Premises, and PEF shall pay them prior to delinquency, provided, however, PEF may, at its expense , contest in all desirable proceedings the validity of, amount of, or assessment of any Property Tax agreed to be paid by PEF, provided, however, that PEF at all times shall keep the Premises free from any delinquent tax lien. Any penalty, interest or delinquency charge that may result from the contest shall be the obligation of PEF. Ranchcorp shall not be required to join in any proceeding or contest brought by PEF unless the provisions of any law require that the proceeding or contest be brought by or in the name of the fee owner of the Premises. In that case, Ranchcorp shall join in the proceeding or contest or permit it to be brought in Ranchcorp's name and all costs, including Ranchcorp's attorneys' fees, shall be borne by PEF. Ranchcorp agrees to execute any documents necessary to perfect PEF's right of contest as provided for in this Section.

     3.7 Apportionment of Property Taxes. In the event that the Premises are included in the same tax parcel as other real or personal property owned by Ranchcorp, Ranchcorp and PEF agree to cooperate in requesting that the Premises be separately assessed from other property owned by Ranchcorp. In the event that the Premises are included in a tax bill with other property owned by Ranchcorp, Ranchcorp shall pay the property tax bill before delinquency and PEF shall reimburse Ranchcorp for the portion of the tax bill attributable to the land and Improvements comprising the Premises, based on the actual assessed value of the land and Improvements comprising the Project. Any dispute between the parties regarding the amount of PEF's property tax obligation under this section shall be resolved by arbitration as provided by Section 12 of the Transaction Agreement.

     3.8 Other Taxes. Property Taxes shall not include and PEF shall not be required to pay the following: water district assessments and liens, business, income or profit taxes levied or assessed against Ranchcorp by federal, state, county, municipal or other governmental agencies, estate, succession, or inheritance tax, or capital levy of Ranchcorp; or corporation, franchise or other profit taxes imposed on Ranchcorp; any net income, profits or excess profits taxes, or any tax which may, at any time during the Term, be required to be paid on any gift or demise, deed, mortgage, descent or other alienation of any part or all of the estate of Ranchcorp in and to the Premises or the Improvements, provided, however, that PEF shall pay any recording costs or documentary transfer taxes or fees arising from execution of this Lease or from recording a memorandum of this Lease.

     3.9 Deferral. PEF shall have the right to allow any assessment or any other charge PEF is required to pay as Additional Rent to go to bond or otherwise defer payment thereon, other than through voluntary delinquency, for the maximum lawful period, provided that PEF shall not permit any liens for delinquent taxes or other assessments to be placed on the Premises. Regardless of whether any such obligation is so deferred, PEF shall be liable for any portion of the obligation, plus any applicable interest, which applies or is attributable to any portion of the Term.

     3.10 No Abatement. Except as otherwise expressly provided in this Lease, this Lease shall continue in full force and effect, and the obligations of PEF hereunder shall not be released, discharged or otherwise affected, by reason, of: (a) any damage to or destruction of the Premises or any portion thereof or any Improvements thereon, or any Taking thereof in eminent domain; (b) any restriction or prevention of or interference with any use of the Premises or the Improvements or any part thereof; (c) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other proceeding relating to Ranchcorp, PEF, or any subtenant, licensee or concessionaire or any action taken with respect to this Lease by a trustee or receiver, or by any court, in any proceeding; (d) any claim that PEF or any other person has or might have against Ranchcorp; (e) any failure on the part of Ranchcorp to perform or comply with any of the terms of this Lease or of any other agreement with Ranchcorp; (f) any failure on the part of any sublessee, licensee, concessionaire, or other person to perform or comply with any of the terms of any sublease or other agreement between Ranchcorp and any such person;
(g) any termination of any sublease, license or concession, whether voluntary or by operation of law; or (h) any other occurrence whatsoever, whether similar or dissimilar to the foregoing. The obligations of PEF under this Lease shall be separate and independent covenants and agreements. PEF hereby waives, to the full extent permitted by applicable law, all rights now or hereafter conferred by statute, including without limitation the provisions of California Civil Code Sections 1932, 1933, 1941 or 1942 or any similar law, to quit, terminate or surrender this Lease or the Premises or any part thereof, or to any abatement, suspension, deferment, diminution or reduction of any Rent, unless otherwise expressly provided in this Lease.

     3.11 Effect on Ranchcorp's Rights. Ranchcorp's rights pursuant to this
Section 3, including without limitation, Ranchcorp's rights to collect Rent, Additional Rent and other charges due under this Lease for any period during which this Lease is in effect, shall survive any termination of the Lease, regardless of the provision under which termination is effected. Notwithstanding anything to the contrary contained herein, Ranchcorp shall have no obligation or duty to mitigate or attempt to offset any damages which are or may be suffered by Ranchcorp as a result of any default of PEF under this Lease; provided that PEF shall retain its rights under Sections 18.1 (b) and (c) to submit proof as to the rental loss that Ranchcorp could avoid by such mitigation. Any payment by PEF of a sum of money less than the entire amount due Ranchcorp at the time of such payment shall be applied to the obligations of PEF then furthest in arrears. No endorsement or statement on any check or accompanying any payment shall be deemed an accord and satisfaction and any payment accepted by Ranchcorp shall be without prejudice to Ranchcorp's right to obtain the balance due or to pursue any other remedy available to Ranchcorp under this Lease or in law or equity for any default still outstanding.

Section 4. Priority

     PEF shall not be required to subordinate the leasehold estate created by this Lease to any lien or encumbrance whatsoever. Ranchcorp shall have no obligation to subordinate its interest in this Lease, or in the rents deriving from it, or its fee interest in the Premises to any liens or encumbrances related to any leasehold or project financing arranged by or on behalf of PEF.

Section 5. Quiet Enjoyment.

     Upon the payment by PEF of Rent and upon the performance of all covenants, terms and conditions on PEF's part required to be observed and performed, PEF shall peaceably and quietly hold and enjoy the Premises without hindrance or interruption by Ranchcorp or any other Person lawfully or equitably claiming by, through, or under Ranchcorp.

     Ranchcorp agrees that during the Term:

     (i) Neither Ranchcorp nor any of Ranchcorp's Agents will commit or permit waste or create a nuisance that affects the Premises.

     (ii) Neither Ranchcorp nor any of Ranchcorp's Agents will unlawfully Release a Hazardous Substance on, about or beneath any portion of the Tejon Ranch which affects surface water or groundwater, or the surface or subsurface environment, of the Premises. In the event any unlawful Release of a Hazardous Substance to the environment occurs on or about or beneath any portion of the Tejon Ranch which affects the Premises as a result of any act or omission of Ranchcorp or Ranchcorp's Agents, Ranchcorp shall promptly undertake reasonable measures to abate the unlawful Release at Ranchcorp's sole cost, and to remediate to the extent required by and in accordance with applicable

          Environmental Laws and at Ranchcorp's sole cost any portion of such Release that affects the Premises. Ranchcorp shall indemnify, defend, protect and hold PEF harmless from and against any and all claims, losses, damages, liabilities and costs, including without limitation reasonable consultants' and attorneys' fees and costs, arising out of or relating to the presence of Hazardous Substances on or about the Premises as a result of any act or omission of Ranchcorp or Ranchcorp's Agents.

     (iii) Neither Ranchcorp nor any of Ranchcorp's Agents will use any portion of the Tejon Ranch within one mile of the Premises for a purpose which could be reasonably anticipated to interfere materially with, or to be incompatible with, PEF's permitted use of the Premises, provided that PEF acknowledges that the gravel quarry and permanent crops, and operations related to those uses, as conducted at the date of the Option Agreement in such portions of the Tejon Ranch are compatible with PEF's use of the Premises and do not contravene this Section 5.

Except as otherwise expressly provided in this Section 5, nothing in this Lease shall limit or restrict in any way Ranchcorp's rights to develop or use any portion of the Tejon Ranch as it deems appropriate in its sole and absolute discretion.

Section 6. Use; Operation of the Project.

     6.1 Use.

     (a) PEF shall have the right to use the Premises for the purposes of (i) constructing, maintaining and decommissioning the Project, (ii) operating the Project for the purpose of producing and selling electric energy and providing Ancillary Services, and (iii) undertaking other lawful uses incidental to the production of electricity and the provision of the Ancillary Services, all such purposes to be in accordance with all present and future zoning laws, rules and regulations of governmental authorities having jurisdiction over the Premises.

     (b) PEF (i) shall not undertake or permit any subsurface drilling on the Premises other than that required for constructing and maintaining foundations for structures, for installing well(s) for the production of basic water service to the Project only for drinking, bathrooms, kitchens, landscape irrigation and other comparable uses and for installing pipelines and other underground facilities that are integral parts of the Project; and (ii) shall refrain from entering into any transactions or agreements, and from providing any services in a manner, that would cause PEF or the Project to become a public utility subject to the regulatory jurisdiction of the Public Utilities Commission of the State of California.

     (c) All uses of the Premises other than the permitted uses described in this Section 6 are prohibited.

     6.2 Operation of the Project. At all times after the Commercial Operation Date, the Project shall be operated, maintained and managed (either directly by PEF or its permitted successors and assigns through its or their own employees or those of its or their Affiliates or indirectly through independent contractors employed by it or them) by persons experienced in operating gas-fired electric power generation facilities of at least 300 MW in the aggregate, including at least one gas-fired facility of at least 110 MW.

     6.3 Compliance With Law. PEF, at PEF's cost and expense, shall comply with all Applicable Laws. Any work or installations made or performed by or on behalf of PEF or any person or entity claiming through or under PEF in order to conform the Premises to Applicable Laws shall be subject to and performed in compliance with the provisions of Section 9. PEF shall promptly notify Ranchcorp of, and shall promptly rectify, any violation of Applicable Laws.

     6.4 No Waste or Nuisance. PEF shall not commit or permit waste or create or permit a nuisance upon the Premises or create same upon any other land or waters owned by Ranchcorp.

Section 7. Utilities

     PEF shall pay for all water, sewer, gas, heat, light, power, steam, communications, waste removal and other utilities and services supplied to the Premises and the Improvements.

Section 8. Improvements, Alterations and Personal Property.

     8.1 Construction of the Project. PEF hereby is granted permission, at PEF's sole cost and expense and if PEF elects, to design, develop, construct operate and maintain the Project in such manner as PEF deems appropriate, subject always however to the requirements of this Lease, and the Final Project Decision. PEF is under no obligation to develop, construct, operate or maintain the Project, and may decline to do so for any or no reason PEF deems appropriate.

     8.2 Additional Improvements; Alterations. PEF shall have the right to construct additional improvements and alterations to the Project on the Premises ("Alterations") without the consent of Ranchcorp provided all such Alterations are permitted uses under Section 6.1. Any Alterations shall be at PEF's sole cost and expense, and shall be subject to the terms of this Section 8.

     8.3 Permits and Approvals. PEF shall be solely responsible for obtaining, at its sole cost and expense, any approval or other governmental action necessary to permit the development, construction, operation and decommissioning of the Project and any Alterations in accordance with this Lease; provided Ranchcorp shall support PEF's activities as provided in the Transaction Agreement.

     8.4 Prerequisites to Commencement of Construction.

(a) In addition to all other requirements set forth in this Section 8, before commencing the construction of the Project or any Alterations and before any building materials have been delivered to the Premises by PEF or under PEF's authority, PEF shall obtain and maintain, or cause to be obtained and maintained, at its own expense, the following insurance coverage in full force and effect to cover all activities contemplated herein throughout the term of this Lease, unless otherwise specified:

     (i) Broad form commercial general liability insurance, including products, completed operations and contractual liability coverage in limits of not less than $1 million per occurrence combined single limit for bodily injury and property damage. This insurance shall include coverage related to any construction exposure.

     (ii) Statutory workers' compensation insurance in legally required limits.

     (iii) Employers' liability insurance with limits of not less than $1 million per occurrence.

     (iv) Excess liability insurance providing excess commercial general liability, automobile liability and employers' liability insurance with a limit not less than $24 million per occurrence.

     (v) At the sole discretion of PEF, either (A) pollution liability insurance, including liability and site remediation coverage for both sudden and accidental and non-sudden occurrences with limits of the greater of $5 million per occurrence combined single limit for bodily injury and property damage with $5 million annual aggregate, or such limits as may be required according to applicable CFR Codes of the State of California, or (B) in the event that PEF elects, in its sole discretion, not to obtain and maintain, or cause to be obtained and maintained, pollution liability insurance as contemplated by this
          Section 8.4(a)(v), PEF shall cause a guaranty, in form and substance substantially equivalent to the decommissioning security contemplated by Section 8.14, or otherwise in form and substance satisfactory to Ranchcorp, to be issued by Calpine Corporation, a Delaware corporation ("Calpine"), in favor of Ranchcorp (a "Calpine Guaranty"), guaranteeing the payment and performance of all of PEF's obligations under Section 10, up to a maximum guaranteed amount of $5,000,000 per occurrence, with a $5,000,000 annual aggregate limit for all occurrences in any calendar year.

          If PEF has elected under Section 8.4(a)(v) not to maintain, or cause to be maintained, the pollution liability insurance as contemplated in
          Section 8.4(a)(v)(A) and either the tangible net worth (as such term is defined under generally accepted accounting principles ("GAAP")) of Calpine shall be less than Four Hundred Fifty Million Dollars ($450,000,000), or any voluntary or involuntary bankruptcy proceeding has been commenced against Calpine, then PEF shall promptly, and in any event within the number of days specified below, obtain or cause to be obtained either (1) pollution liability insurance satisfying the requirements of Section 8.4(a)(v)(A) within 45 days after PEF acquires actual knowledge of the decrease in net worth or the commencing of bankruptcy proceedings as contemplated above, or (2) replacement security for such Calpine Guaranty provided pursuant to Section 8.4(a)(v) within 15 business days after PEF acquires actual knowledge of the decrease in net worth or the commencing of bankruptcy proceedings as contemplated above, which replacement security shall be reasonably satisfactory to Ranchcorp, and it being acknowledged and agreed by Ranchcorp that either (x) a replacement guaranty issued by an affiliate of Calpine which maintains a tangible net worth (as defined under GAAP) of not less than Four Hundred Fifty Million Dollars ($450,000,000), in form and substance substantially equivalent to the Calpine Guaranty being replaced, (y) cash or cash-equivalents of not less than $5,000,000, which are pledged as collateral security for PEF's obligations under Section 8.4(a)(v)(B) to Ranchcorp pursuant to a security agreement in form and substance reasonably satisfactory to Ranchcorp which, together with any additional documents or instruments provided by or on behalf of PEF, provide a perfected, first-priority security interest in and to such collateral to Ranchcorp, or (z) a letter of credit drawable in the United States of America in form and substance reasonably satisfactory to Ranchcorp and in a stated amount of not less than $5,000,000 issued by a banking institution (such banking institution meeting the requirements of this Section 8.4(a)(v), a "LOC Bank") organized in the United States or in another country but having a place of business in the United States engaged in the banking business, the senior long-term unsecured United States Dollar-denominated debt obligations of which are rated A or better by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto ("S&P") or the equivalent rating by Moody's Investors Service, Inc. and any successor thereto ("Moody's"), naming Ranchcorp as the beneficiary thereof, shall be deemed to be reasonably satisfactory to Ranchcorp.

     (vi) Business automobile liability insurance covering all owned and non-owned and hired vehicles in limits of not less than $1 million per occurrence combined single limit for bodily injury and property damage, including all statutory coverage for all states of operation.

     (vii) "All-risk" property insurance insuring all real and personal property at full replacement cost value, together with rent coverage/business interruption insurance in an amount necessary to satisfy PEF's rent obligations under this Lease or, if PEF does not maintain such rent coverage insurance with Ranchcorp as the loss payee thereof, PEF shall cause to be issued a Calpine Guaranty guaranteeing the payment of the Fixed Rent during the duration of any business interruption event (as defined below) with respect to PEF, up to a maximum amount of two (2) years of Fixed Rent with respect to each such occurrence of a business interruption event, in each case, to the extent such Fixed Rent is due and payable pursuant to Section 3.2 hereof and is not otherwise paid from any other source. For purposes of this Section 8.4(a)(vii), a "business interruption event" shall mean an event which results in the necessary interruption or reduction of business operations that are conducted by PEF with respect to the Project and are caused by any loss, damage or destruction by any of the perils that are not excluded under the property casualty insurance then maintained by or on behalf of PEF with respect to the Project.

(b) The coverages obtained by PEF pursuant to this Section shall be with insurance companies with Best's Insurance Guide Rating of A:VIII or better (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if Best's Insurance Guide and Key Ratings shall no longer be published).

(c) PEF shall ensure that each subcontractor shall procure and maintain at all times during the period of its performance of work with respect to the Project such insurance as shall be reasonable and in accordance with industry practices in relation to the work being performed or services provided and as is customary for companies of similar size engaged in similar businesses. Despite any conflicting provision in PEF's or any subcontractor's insurance policies to the contrary, any comparable insurance carried by Ranchcorp which may be applicable shall be deemed to be excess insurance. All insurance required pursuant to this Section shall be primary for all purposes under this Agreement and all of the insurance to be carried by PEF or any subcontractor pursuant to this Section shall so provide.

(d) All liability insurance coverage required under this Lease (except for workers' compensation coverages) shall, to the extent available and on reasonable commercial terms, include Ranchcorp and its directors, officers, agents and employees and Covered

     Lenders as additional insureds and provide coverage on an occurrence basis or another basis substantially equivalent to that. "Covered Lenders" means lenders having as security for the obligations owed to them all or any part of the Premises or the Easement Parcels (as defined in the Option Agreement). All such policies shall contain "cross-liability" or "severability of interest" clauses or endorsements. Notwithstanding any other provision of such policies, the insurance afforded shall apply separately to each insured, named insured, or additional insured with respect to any claim, suit, or judgment made or brought by or for any other insured, named insured, or additional insured as though a separate policy had been issued to each, except the insurer's liability shall not be increased beyond the amount or amounts for which the insurer would have been liable had only one insured been named. Ranchcorp shall not, by reason of its inclusion under any of these policies, incur liability to the insurance carrier for the payment of any premium.

(e) PEF and Ranchcorp shall require their insurance carriers, with respect to all insurance policies to be carried with respect to the Project, to waive all rights of subrogation against each other and, in the case of PEF, such waivers shall include Ranchcorp and Ranchcorp's directors, officers, agents and employees. PEF agrees to exercise its reasonable efforts to obtain from any subcontractor waivers of subrogation against Ranchcorp and Ranchcorp's directors, officers, agents and employees.

(f) Any insurance required to be obtained and maintained by PEF shall be subject to either (A) a deductible not exceeding $100,000 (the "Maximum Deductible Amount") per policy period, or (B) a deductible amount per policy period satisfactory to PEF that exceeds the Maximum Deductible Amount (a "PEF Deductible Amount"); provided, that, in the event that
                                         --------
     Ranchcorp has incurred any loss or has any claim for which insurance proceeds would have been payable under the insurance then required to be maintained by PEF under Section 8.4(a) but for the fact that the deductible amount exceeded the Maximum Deductible Amount, PEF shall pay to Ranchcorp an amount (the "PEF Deductible Payment") equal to the additional amount of the insurance proceeds which would have been paid to Ranchcorp pursuant to such loss or claim under such insurance policy then required to be maintained by PEF under Section 8.4(a), but for the fact that such insurance policy was subject to the PEF Deductible Amount and not the Maximum Deductible Amount.

     If PEF elects to maintain any insurance policy required pursuant to Section 8.4(a) which is subject to a PEF Deductible Amount rather than a Maximum Deductible Amount, PEF shall cause a Calpine Guaranty, guaranteeing payment to Ranchcorp of any PEF Deductible Payment, if and to the extent that such PEF Deductible Payment becomes due and payable under this Section 8.4(f), to be issued in favor of Ranchcorp. If during any period that a Calpine Guaranty is required to be maintained hereunder, either the tangible net worth (as such term is defined under GAAP) of Calpine shall be less than Four Hundred Fifty Million Dollars ($450,000,000), or any voluntary or involuntary bankruptcy proceeding has been commenced against Calpine, then PEF shall promptly, and in any event within the number of days specified below, obtain or cause to be obtained either (1) insurance satisfying the requirements of Section 8.4(a) which is subject to the Maximum Deductible Amount within 45 days after PEF acquires actual knowledge of the decrease in net worth or the commencing of bankruptcy proceedings as contemplated above, or (2) replacement security for such Calpine Guaranty provided pursuant to this Section 8.4(f) within 15 business days after PEF acquires actual knowledge of the decrease in net worth or the commencing of bankruptcy proceedings as contemplated above, which replacement security shall be reasonably satisfactory to Ranchcorp, it being acknowledged and agreed by Ranchcorp that either (x) a replacement guaranty issued by an affiliate of Calpine which maintains a tangible net worth (as defined under GAAP) of not less than Four Hundred Fifty Million Dollars ($450,000,000) in form and substance substantially equivalent to the Calpine Guaranty being replaced,
     (y) cash or cash-equivalents of not less than the excess of the PEF Deductible Amount over the Maximum Deductible Amount, which are pledged as collateral security for PEF's obligations for any PEF Deductible Payment, pursuant to a security agreement in form and substance reasonably satisfactory to Ranchcorp which, together with any additional documents or instruments provided by or on behalf of PEF, provide a perfected, first-priority security interest in and to such collateral to Ranchcorp, or
     (z) a letter of credit to be drawable in the United States in form and substance reasonably satisfactory to Ranchcorp and in a stated amount of not less than the excess of the PEF Deductible Amount over the Maximum Deductible Amount issued by an LOC Bank, naming Ranchcorp as the beneficiary thereof, shall be deemed to be reasonably satisfactory to Ranchcorp.

(g) In the event any insurance hereby required to be maintained by PEF, other than insurance required by law to be maintained, shall not be available and commercially feasible in the commercial insurance market, Ranchcorp shall not unreasonably withhold its agreement to waive such requirement to the extent maintenance thereof is not so available; provided, however, that (i) PEF shall first request any such waiver in writing, which request shall be accompanied by a letter from a licensed insurance advisor of recognized national standing certifying that such insurance is not reasonably available and commercially feasible in the commercial insurance market for electric generating plants of similar type and capacity as the Project and explaining in detail the basis for such conclusions, such insurance advisor and the form and substance of such reports to be reasonably acceptable to Ranchcorp; (ii) at any time after the granting of any such waiver, Ranchcorp may request, and PEF shall furnish to Ranchcorp within thirty
     (30) days after such request, supplemental reports reasonably acceptable to Ranchcorp from such insurance advisor updating its prior report and reaffirming such conclusion; and (iii) any such waiver shall be effective only so long as such insurance shall not be available and commercially feasible in the commercial insurance market, it being understood that failure of PEF to timely furnish any requested supplemental report shall be conclusive evidence that such waiver is no longer effective because such condition no longer exists, but that such failure is not the only way to establish such nonexistence. Failure at any time to satisfy the conditions to any waiver of an insurance requirement set forth in the proviso to the preceding sentence shall not impair or be construed as a relinquishment of PEF's ability to obtain a waiver of an insurance requirement pursuant to the preceding sentence at any other time upon satisfaction of such conditions.

(h) PEF shall furnish Ranchcorp with certificates of insurance on forms acceptable to Ranchcorp to evidence that policies providing the required coverage and limits of insurance for PEF are in full force and effect. The certificates shall provide that any company issuing an insurance policy under this Agreement shall provide not less than thirty (30) days' advance notice in writing to Ranchcorp prior to cancellation, termination, or material change of any policy of insurance and ten (10) days' advance notice in writing to Ranchcorp prior to cancellation for non-payment. In addition, PEF shall immediately provide written notice to Ranchcorp upon receipt of notice of cancellation of an insurance policy or decision to terminate or materially change an insurance policy. All certificates of insurance shall clearly state that all applicable requirements of this

     Section have been satisfied. Certificates of insurance for insurance to be furnished by PEF pursuant to this Section and notices of any cancellations, terminations, or alterations of such policies shall be mailed to Ranchcorp at the address set forth for notices to Ranchcorp in this Lease.

(i) The coverage requirements set forth in this Section shall be adjusted every five years, commencing in 2004, by an amount reflecting the annual percentage increase (if any) in the CPI, during the twelve-month period from the date that is fifteen (15) months prior to the date of the escalation to the date that is three (3) months prior to the date of the escalation. In the event the CPI is ever discontinued, the parties shall substitute any generally recognized successor or substitute index published by a governmental agency and reflecting changes in consumer prices in the greater Los Angeles area.

     8.5 General Construction Requirements.

          (a) PEF shall construct the Project and any Alterations in strict accordance with all Applicable Laws, and with all other provisions of this Lease.

          (b) Prior to the commencement of construction, Ranchcorp shall have the right to post in a conspicuous location on the Premises as well as to record in the Official Records of Kern and Los Angeles Counties, a Notice of Ranchcorp's Nonresponsibility. PEF covenants and agrees to give Ranchcorp at least ten (20) days prior written notice of the commencement of any construction.

          (c) PEF shall take all necessary safety precautions during any construction.

     8.6  Construction Completion Procedures.

          (a) On completion of the construction of the Project or any Alterations during the Term, PEF shall file for recordation, or cause to be filed for recordation, a notice of completion. PEF hereby appoints Ranchcorp as PEF's attorney-in-fact to file the notice of completion on PEF's failure to do so after the work of improvement has been substantially completed.

          (b) On completion of construction of the Project or any Alterations, PEF shall deliver to Ranchcorp evidence satisfactory to Ranchcorp of payment of all costs, expenses, liabilities and liens arising out of or in any way connected with such construction (except for liens that are contested in the manner provided in this Lease).

     8.7 Mitigation Measures. PEF will incorporate into the design, construction and operation of the Project the environmental mitigation measures and pollution and waste (including waste water and/or solid waste) control technologies described in Schedule 8.7.

     8.8 Laydown License Area. During the construction of the Project, Ranchcorp shall allow PEF an exclusive license to enter upon and use such adjacent property belonging to Ranchcorp in the Site Selection Area as shall be reasonably needed (currently thought to be 75 contiguous acres) for the storage of equipment and materials for the Project, for staging of construction work on the Project, and for construction of the Project (the "Laydown License Area").

     8.9 Permits. Ranchcorp shall, upon written request of PEF, execute and deliver all applications for permits, licenses or other authorizations relating to the construction, use and occupancy of the Premises and the Improvements required by any municipal, county, state or federal authorities, or required in connection with any repair or Alteration of the Improvements, provided that such permits, licenses or other authorizations are consistent with the terms of this Lease and the other Project Agreements.

     8.10 Personal Property. All equipment, furniture and other personal property installed by PEF on the Premises shall remain the property of PEF. At any time during the Term, PEF may remove any and all such equipment, furniture and personal property. Any removal shall be performed in a good and workmanlike manner and PEF shall repair any damage or injury to the Premises resulting from the removal. PEF shall be entitled to all depreciation or amortization deductions attributable to all such equipment, furniture and personal property.

     8.11 Easements. Upon request by PEF, Ranchcorp shall grant to public entities and public utilities, for the sole purpose of providing operating utilities to the Project, rights of way or easements on, in or over the Premises for poles or conduits or both for telephone, electricity, water, sanitary sewers and storm sewers and for other utility, municipal and district services reasonably required for the Project or any Alterations, in locations and on alignments subject to Ranchcorp's reasonable review and approval. Ranchcorp agrees to execute and acknowledge all required documentation to create the required easements or rights of way. This Section 8.11 shall not apply to any easement or right of way that is included in the Easement Deed and Agreement between the parties of even date with this Lease.

     8.12 Ownership of Improvements. The Improvements shall be owned in fee by PEF or a permitted sublessee of the Premises. At any time during the Term, PEF may remove any and all of the Improvements. Any removal shall be performed in a good and workmanlike manner consistent with the requirements of this Section 8. PEF shall repair any damage or injury to the Premises resulting from the removal. PEF shall be entitled to all depreciation or amortization deductions attributable to the Improvements.

     8.13 Surrender. Before the end of the Term, PEF shall decommission the Project by removing all buildings, equipment, and personal property from the Premises and shall return the Premises to their pre-construction condition. For purposes of this section and Section 8.14, the "Project" refers to the original generating plant, as well as any Alterations, subsequent expansions, re-powering, or other modifications thereof, and any then-existing above-ground power lines. PEF may abandon buried pipelines in place after decommissioning them in accordance with applicable state and/or federal regulations.

     8.14 Decommissioning Security. Concurrently with the execution of this Lease, PEF has furnished Ranchcorp with security for its obligations under
Section 8.13 in the form required under Section 4.2(e) of the Option Agreement.

     8.15 Material Environmental Conditions. In the event that during construction of the Project PEF discovers any Hazardous Substance on the Property which will prevent or materially interfere with or make materially more costly the construction, operation or financing of the Project, Ranchcorp shall within 25 days after request therefor by PEF identify alternative property adjacent to or in the vicinity of the Project site which will enable PEF to avoid the Hazardous Substance (and any other Hazardous Substance) without making access to the WRM and DWR electric loads less feasible physically or economically than the property affected by the Hazardous Substance and which is not affected by any Hazardous Substance but is otherwise generally as suitable for the Project as the property affected by the Hazardous Substance (the "Alternative Property"). If PEF approves the Alternative Property (which approval shall not be unreasonably withheld or delayed), this Agreement shall be amended to substitute the Alternative Property for the portion of the Property affected by the Hazardous Substance and this Lease shall be amended, and the memorandum hereof recorded to reflect the substitution. Notwithstanding the foregoing, in the event no Alternative Property is or can be supplied and a governmental authority requires cleanup of the Hazardous Substance, then Ranchcorp will at its option either (A) clean up or remediate the Hazardous Substance when and to the extent required by the governmental authority, or (B) reimburse PEF for its costs incurred in cleaning up or remediating the Hazardous Substance when and to the extent required by the governmental authority. PEF's rights under this Section shall not be impaired by its failure to exercise any of its rights under Section 1.5(c) or 11.3 of the Option Agreement.

Section 9. Maintenance; Repairs; Reconstruction.

     9.1 Maintenance. PEF shall keep the Premises and the Improvements in good order, condition and repair, including without limitation, all repairs to the exterior or interior of the Improvements and all repairs of a structural nature. All repairs shall be at the expense of PEF, except repairs caused by the negligence or willful conduct of Ranchcorp or Ranchcorp's agents. Ranchcorp shall not be obligated to make any repairs, replacements or renewals of any kind, nature or description whatsoever (including but not limited to repairs or restoration) required due to flooding of Pastoria Creek, and PEF hereby expressly waives any right to terminate this Lease and any right to make repairs at Ranchcorp's expense under Sections 1932, 1933, 1941 and/or 1942 of the California Civil Code, or any amendments thereof or any similar law, statute or ordinance now or hereafter in effect on account of any such flooding or any failure to make any such repairs.

     9.2 Obligation to Repair. PEF shall have the right to contest by appropriate judicial or administrative proceedings, without cost or expense to Ranchcorp, the validity or application of any Applicable Law or other requirement that PEF repair, maintain, alter or replace the Improvements in whole or in part or that would affect PEF's use of the Premises or the Improvements. In the event that any such contest is finally determined in a manner adverse to PEF, PEF shall either undertake the required repairs, maintenance, alterations or replacements to the Premises and the Improvements, or modify its use of the Premises and the Improvements so that no repair, maintenance, alteration or replacement is required.

     9.3 Damage or Destruction. If the Improvements are totally or partially destroyed or damaged at any time, PEF may repair or reconstruct the Improvements.

Section 10. Hazardous Substances

     PEF shall provide to Ranchcorp prior to commencing construction of the Project, and shall thereafter periodically update, a list of Hazardous Substances that PEF requires on the Premises for the construction, operation, maintenance and/or decommissioning of the Project or any Alterations. PEF shall not cause or permit possession or storage on the Premises of any Hazardous Substance other than those named on the then-most recent list of Hazardous Substances provided to Ranchcorp. PEF shall not cause or permit to occur during the Term any unlawful Release of a Hazardous Substance on, about or beneath the Premises, whether affecting surface water or groundwater, air, the surface or subsurface environment. In the event any unlawful Release of a Hazardous Substance to the environment occurs on or about or beneath the Premises during the Term as a result of any act or omission of PEF or any of PEF's

Agents, PEF shall promptly undertake all remedial measures required to clean up and abate or otherwise respond to the unlawful Release in accordance with applicable Environmental Laws at PEF's sole cost, and PEF shall, subject to
Section 12.8 of the Transaction Agreement, indemnify, defend, protect and hold Ranchcorp harmless from and against any and all claims, losses, first and third party damages, liabilities and costs, including without limitation reasonable consultants' and attorneys' fees and costs, arising out of or relating to the presence of Hazardous Substances on or about the Premises as a result of any act or omission of PEF or PEF's Agents. If any unlawful Release of a Hazardous Substance which is used on the Premises by PEF or any of PEF's Agents comes to be located on or beneath the Premises or within 50 feet of the property line of the Premises, unless the source of such release is readily identifiable at the time the Release becomes known, such release shall be presumed (subject to the following sentence) to be the result of an act or omission of PEF or PEF's Agents and shall trigger PEF's remedial and indemnity obligations under this section. Those obligations shall continue in effect until and unless a different source of the Release is identified with a reasonable degree of certainty, as evidenced either by Ranchcorp's written concurrence with identification of a different source or a decision concurring with identification of a different source by an arbitrator engaged pursuant to the following sentence. Any dispute between the parties regarding the source of a Release shall be resolved by arbitration as provided under Section 12 of the Transaction Agreement. Nothing in this Lease is intended to release any party from any liability it may have under the Comprehensive Environmental Response Compensation and Liability Act. The prior sentence is not intended to modify any indemnity or other undertaking of any party under any of the Project Agreements.

Section 11. Sublease.

     PEF shall have the right from time to time or at any time to sublet the Premises (a) to any Project Financing Entity as may be necessary or convenient in connection with any financing of the Project, and (b) to any Person who or which is a Qualified Person at the date of the sublease; provided that any subtenant must be an owner of the Project and must have assumed PEF's obligations under the Transaction Agreement and the Easement Agreement. Upon the execution of any permitted sublease of the Premises by PEF, Ranchcorp shall execute a non-disturbance agreement in form satisfactory to both Ranchcorp and PEF in their reasonable discretion. Any such sublease shall be subject in all respects to this Lease.

Section 12. Assignments and Pledges of Collateral.

     Subject to and only in accordance with the terms of Section 11 and Schedule
11.4 of the Transaction Agreement, PEF shall have the right, at any time and from time to time, to enter into any leasehold mortgage or other security agreement regarding, or to assign all or portions of, its rights and interests under this Lease. All other assignments, pledges, mortgages, or other transfers of PEF's rights or interests under this Lease, except for those permitted under
Section 11 and Schedule 11.4 of the Transaction Agreement, are prohibited.

Section 13. Indemnity.

     13.1 Indemnity.

     Subject to Section 12.8 of the Transaction Agreement:

     (a) With respect to claims by PEF or by any of PEF's Agents or by third parties (other than any of the Tejon Interests) arising or claimed to arise out of the presence or activities of

PEF or any of PEF's Agents on the Tejon Ranch, and to claims by PEF or by any of PEF's Agents for work performed on the Project or for materials supplied to the Project, PEF will defend, indemnify and hold Ranchcorp harmless from all actual losses, damages, liabilities, claims, expenses, causes of action, judgments and liens filed against the Premises or against any other land or land rights owned by Ranchcorp in Kern County, California, arising directly from the actions of PEF or any of PEF's Agents, except to the extent arising (i) from active negligence, recklessness, willful misconduct or breach of contract or law by Ranchcorp or any of Ranchcorp's Agents, (ii) as a consequence of strict liability imposed upon Ranchcorp or any of Ranchcorp's Agents as a matter of law, or (iii) from the discovery or disclosure of any Hazardous Substance or other substance in, under or about the Tejon Ranch unless the presence thereof is due to any act or omission of PEF or any of PEF's Agents.

     (b) With respect to claims by Ranchcorp for physical damage to its property or for personal injury to Ranchcorp or Ranchcorp's Agents arising out of the presence of PEF or any of PEF's Agents on the Tejon Ranch, PEF will defend, indemnify and hold Ranchcorp harmless from all actual losses, damages, liens, liabilities, claims, expenses, causes of action and judgments arising directly from the actions of PEF or any of PEF's Agents, except to the extent arising (i) from negligence, recklessness, willful misconduct or breach of contract or law by Ranchcorp or any of Ranchcorp's Agents, (ii) as a consequence of strict liability imposed upon Ranchcorp or any of Ranchcorp's Agents as a matter of law, or (iii) from the discovery or disclosure of any Hazardous Substance or other substance in, under or about the Tejon Ranch unless the presence thereof is due to any act or omission of PEF or any of PEF's Agents.

Section 14. Mechanics and Other Liens.

     PEF shall keep the Premises free and clear of all mechanics', materialmen's and other liens for work done, services performed or materials used in or about the Premises or the Improvements or in connection with any operations of PEF ("Mechanics' Liens"). PEF shall have the right to contest the amount or validity of any Mechanics' Lien by giving Ranchcorp written notice of PEF's intention to do so within twenty (20) days after the recording of a Mechanics' Lien. During the period of the contest, provided that PEF properly records the bond permitted, in the amount provided, by California Civil Code Section 3143, Ranchcorp shall not satisfy and discharge the Mechanics' Lien and PEF shall not be in default so long as such bond remains valid and effective. PEF shall satisfy and discharge any Mechanics' Lien within twenty (20) days after the final determination of its amount or validity to the extent held valid and all penalties, interest and costs related to the Lien; provided, however, that the satisfaction and discharge of the Mechanics' Lien shall not, in any case, be delayed until execution is levied upon any judgment. PEF shall indemnify and hold Ranchcorp harmless against all loss, cost, expense and damage (including reasonable attorneys' fees) arising out of the contest. Ranchcorp shall not be required to join in any proceeding to contest the amount or validity of any Mechanics' Lien, except that if any law shall require that the proceeding be brought by Ranchcorp, Ranchcorp agrees to join in the proceeding, or permit it to be brought in its name. Ranchcorp shall cooperate with PEF in any contest. PEF's obligations under this Section with regard to Mechanic's Liens arising prior to the Commercial Operation Date are guaranteed by Calpine under Section
2.2 of the Transaction Agreement.

Section 15. Eminent Domain.

     15.1 Taking of Premises. If at any time during the Term, all or any portion of the Project or the Premises are taken as a result of the exercise of the right of eminent domain, the rights of Ranchcorp and PEF to the compensation for the taking shall be determined in accordance with this Section 15. The terms "taken" or "taking" shall mean an acquisition and/or damaging, including severance damage, by eminent domain, or by inverse condemnation, or by voluntary deed or transfer in contemplation of a taking or under threat of a taking, or for any public or quasi-public use under any statute or law. The "date of taking" shall be the earliest of (a) the date actual physical possession is taken by the condemnor; (b) the date on which the right to compensation and damages accrues under Applicable Laws; or (c) the date on which title vests in the condemnor. "Entire Taking" means a taking as the result of which operating the Project, even at reduced capacity, to produce electric energy and/or to provide Ancillary Services is not, and is not reasonably likely to become again, commercially viable. "Partial Taking" means a taking other than an Entire Taking.

     15.2 Effect on Rent. In the event of a Partial Taking as a result of which the capacity of the Project is reduced, this Lease shall continue in full force and effect for the remainder of the Term and : (a) Fixed Rent shall be adjusted as set forth in the same manner as for changes in "C" under Section 3.2(c), and
(b) Variable Rent shall be adjusted by adjusting the factor "C" in the formula stated in Section 3.4(c) for calculating the Spark Spread to conform with the reduced capacity of the Project. During any period of a temporary taking, or during any period after the date of a Partial Taking, during which the Project necessarily ceases to operate, no portion of Rent shall be abated.

     15.3 Notice. The party receiving any notice of an intended taking, service of legal process relating to a taking, notice regarding any proceedings or negotiations with respect to a taking, or notice of intent to negotiate a transfer in lieu of a taking shall promptly give the other party notice of the receipt, contents and date of the notice received. PEF shall provide any Project Financing Entity with a copy of any notice of any threatened or pending taking.

     15.4 Compensation. The rights of Ranchcorp and PEF to any award, compensation or damages for a taking shall be separately determined by the condemning authority or the court having jurisdiction over any proceedings as follows:

     (a) Entire Taking. In the event of an Entire Taking, this Lease shall terminate on the date of taking and each party shall have the right to make its own claim for any and all awards, compensation and damages for the taking. The parties agree that an element of Ranchcorp's claim will be the present value of its rental stream under this Lease.

     (b) Partial Taking. In the event of a Partial Taking, all awards, compensation and damages shall first be used for replacement and restoration of the Project and the Premises, and then the remainder shall be allocated between Ranchcorp and PEF as provided in Section 15.4(a).

     (c) Temporary Taking. If the Project or the Premises are temporarily taken, PEF shall receive the entire amount of any awards, compensation and damages for the temporary taking, and Ranchcorp hereby assigns such awards, compensation and damages to PEF to the extent that the taking does not extend beyond the expiration of the Term.

     15.5 Representation in Proceedings or Negotiations. Subject to the allocation provisions of Section 15.4, Ranchcorp, PEF and any Project Finance Entities shall have the right to participate as their interests may appear in any proceeding, negotiation or settlement of awards, compensation and damages and may contest and appeal any awards, compensation and damages. Neither Ranchcorp nor PEF shall enter into any agreement or settlement with or sale or transfer to the condemning authority without the consent of the other. Ranchcorp and

PEF each agree to execute and deliver to the other any instruments which may be required to effectuate or facilitate the provisions of this Section 15. In the event the condemning authority or court having jurisdiction over any takings proceedings does not make the allocation and distribution of the award, compensation and damages in accordance with this Section 15, and the parties cannot mutually agree upon the appropriate allocation, the allocation shall be determined pursuant to the dispute resolution provisions set forth in Section 12 of the Transaction Agreement.

Section 16. Ranchcorp's Right of Inspection.

     Ranchcorp may, at reasonable times during the Term and upon reasonable prior written notice to PEF, enter upon the Premises during regular business hours for the purpose of inspecting the Premises and the Improvements and for such other purposes as the reasonable protection of its interests requires, subject, however, to PEF's reasonable requirements regarding security on the Premises and the confidentiality of its business affairs, which shall not bar Ranchcorp's right to make reasonable inspections.

Section 17. Default.

     The occurrence of any one of the following shall constitute a default and breach of this Lease by PEF. Notices given under this Section 17 shall specify the alleged default and the applicable Lease provisions, and shall demand that PEF perform the provisions of this Lease or pay the rent that is in arrears, as the case may be, within the applicable time period. Ranchcorp need not elect its remedy or remedies for an uncured default at the time it gives notice of a default.

     17.1 Failure to Pay Rent. Any failure of PEF to pay Rent or any other required payments, where the failure continues for a period of ten (10) days after written notice from Ranchcorp to PEF. Such notice shall not be deemed to be the notice required under California Code of Civil Procedure Section 1161; Ranchcorp must separately provide such Section 1161 notice.

     17.2 Failure to Observe Other Provisions. Any failure by PEF to observe or perform any other provision of this Lease to be observed or performed by PEF, where the failure continues for thirty (30) days after written notice by Ranchcorp to PEF. Such notice shall not be deemed to be the notice required under California Code of Civil Procedure Section 1161; Ranchcorp must separately provide such Section 1161 notice. However, if the nature of PEF's default is such that it cannot reasonably be cured within the thirty (30) day period, PEF shall not be in default if PEF commences the cure within the thirty (30) day period and thereafter diligently prosecutes the cure to completion.

     17.3 Abandonment. The abandonment of the Premises.

     17.4 Insolvency. Should PEF admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation under any law or statute of any government or any subdivision thereof either now or hereafter in effect, make an assignment for the benefit of its creditors, consent to or acquiesce in the appointment of a receiver of itself or of the whole or any substantial part of the Premises.

     17.5 Receivership. Should a court of competent jurisdiction enter an order, judgment or decree appointing a receiver of PEF or of the whole or any substantial part of the Premises or of the Project and should such order, judgment or decree not be vacated, set aside or stayed within ninety (90) days after the date of entry of such order, judgment, or decree, or should a stay thereof be thereafter set aside.

     17.6 Involuntary Bankruptcy. Should a court of competent jurisdiction enter an order, judgment or decree approving a petition filed against PEF under any bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government or any subdivision of either now or hereafter in effect, and should such order, judgment or decree not be vacated, set aside or stayed within sixty (60) days from the date of entry of such order, judgment or decree, or should a stay thereof be thereafter set aside.

Section 18. Remedies.

     In the event of a default by PEF, Ranchcorp shall have the following remedies. These remedies are not exclusive; they are cumulative and are in addition to any other right or remedy available to Ranchcorp at law or in equity. Ranchcorp may initiate an action for damages or injunctive relief without terminating this Lease or PEF's right to possession.

     18.1 Termination of Right to Possession. If the default is in the observance or performance of any material obligation of PEF under this Lease, Ranchcorp may terminate PEF's right to possession of Premises. The parties agree that a "material obligation" shall be any obligation of PEF which is material to the realization by Ranchcorp of any of the material benefits intended to be conferred on Ranchcorp by this Lease and includes without limitation any default under Section 17.1. No act by Ranchcorp, other than giving specific notice of termination to PEF, shall terminate this Lease. Acts of maintenance, or efforts to relet the Premises, shall not constitute a termination of PEF's right to possession. On termination, Ranchcorp has the right to recover from PEF: (a) the worth, at the time of the award, of the unpaid Rent that had been earned at the time of termination of this Lease; (b) the worth, at the time of the award, of the amount by which the unpaid Rent that would have been earned after the date of termination of this Lease until the time of the award exceeds the amount of loss of rent that PEF proves could have reasonably been avoided; and (c) the worth, at the time of the award, of the amount by which the unpaid Rent for the balance of the Term after the time of the award exceeds the amount of the loss of Rent that PEF proves could have been reasonably avoided;

     "The worth, at the time of the award," as used in (a) and (b) of this
Section 18.1 is to be computed by allowing interest at the rate of 10% per annum. "The worth, at the time of the award," as referred to in (c) of this
Section 18.1, is to be computed by discounting the amount by the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus 1%.

     18.2 Civil Code Section 1951.4. Ranchcorp shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).

     18.3 Self-Cure; Costs Thereof. In the event of a default arising from PEF's failure to perform work required to be performed by PEF under this Lease within the time required by the Lease and/or by Ranchcorp's related notice of default, unless Ranchcorp is expressly prohibited from performing such work by this Lease, Ranchcorp may elect, but shall not be required, to perform such work after delivery of thirty (30) days prior written notice to PEF of such election (except that no such prior notice shall be required in the event of an emergency). If Ranchcorp so elects, PEF shall pay all of Ranchcorp's costs and expenses of such work, plus an overhead and management fee of ten percent (10%) of such costs and expenses, within twenty (20) days after PEF receives Ranchcorp's itemized invoice for such work. If PEF does not pay such an invoice within such 20-day period, (i) the obligation shall accrue interest at the rate of 10% per annum without compounding from the twentieth day after PEF received the invoice until it is fully paid, and (ii) without further notice to PEF, shall constitute a default under Section 17.1.

Section 19. Waiver.

     No waiver of any default under this Lease shall constitute or operate as a waiver of any subsequent default, and no delay, failure or omission in exercising or enforcing any right, privilege, or option under this Lease shall constitute waiver, abandonment or relinquishment of, or prohibit or prevent any election under or enforcement or exercise of, any right, privilege or option under this Lease. Any waiver of any provisions of this Lease by Ranchcorp or PEF must be in writing and signed by the party against whom it is sought to be enforced. The receipt by Ranchcorp of Rent with knowledge of any default under this Lease, or after having provided notice of a default, or after having commenced an action to enforce this Lease shall not constitute or operate as a waiver of the default, unless the payment of such Rent cures the monetary default.

Section 20. No Merger.

     There shall he no merger of the leasehold estate created by this Lease with the fee estate in the Premises by reason of the fact that the same person may own or hold (i) the leasehold estate created by this Lease or any interest in the leasehold estate and (ii) the fee estate in the Premises or any interest in the fee estate unless and until Ranchcorp shall execute, acknowledge and record a written instrument effecting the merger. Termination of this Lease shall not, unless Ranchcorp elects, cause a merger of the estates of Ranchcorp and PEF. Termination shall, at the option of Ranchcorp, either cause a termination of any sublease in effect or act as an assignment to Ranchcorp of PEF's interest in any sublease.

Section 21. Reserved

Section 22. General Provisions.

     22.1 Covenants Running With the Land. The agreements, covenants and conditions contained in this Lease are and shall be deemed to be covenants running with the land and the reversion and shall be binding upon and shall inure to the benefit of Ranchcorp and PEF and their respective permitted successors and assigns. All references in this Lease to "PEF" or "Ranchcorp" shall be deemed to refer to and include permitted successors and assigns of PEF or Ranchcorp, respectively, without specific mention of such successors or assigns.

     22.2 Estoppel Certificates. PEF or Ranchcorp, as the case may be, shall execute, acknowledge and deliver to the other or any Person specified by the other, promptly upon request, its certificate certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the modifications); (b) the dates, if any, to which all Rent has been paid; (c) whether there are then existing charges, offsets or defenses against the enforcement by Ranchcorp of any agreement, covenant or condition on the part of PEF (and, if so, specifying the same); and (d) whether there are then existing any defaults by PEF under the Lease and whether any notice has been given to PEF of any default which has not been cured (and, if so, specifying the same). Any certificate may be relied upon by the Person to whom the certificate is delivered.

     22.3 Holding Over. This Lease shall terminate without further notice upon the expiration of the Term, and any holding over by PEF after the expiration of the Term shall not constitute a renewal or give PEF any rights to the Premises. PEF shall pay Rent as provided under Section 3 of this Lease during any holdover period. If PEF holds over with the consent of Ranchcorp, PEF shall be a tenant from month-to-month during the holdover period. If PEF holds over without Ranchcorp's consent, PEF shall be a tenant at sufferance during the holdover period.

     22.4 Miscellaneous.

          (a) Time is of the essence in each of the provisions of this Lease.

          (b) All Exhibits referred to are attached to this Lease and incorporated by reference.

          (c) Contemporaneously with the execution of this Lease, Ranchcorp and PEF will execute, acknowledge and record in the Official Records of Kern County a memorandum of lease in the form of attached Schedule 22.4(c).

          (d) The provisions of Section 14 of the Transaction Agreement apply to this Lease.

          (e) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

     22.5 Authority of PEF. PEF warrants to Ranchcorp that PEF is a validly existing limited liability company under the laws of the State of Delaware, that it is duly qualified to do business in the State of California, that its entry into and performance of this Lease has been duly authorized, that the officer(s), director(s), or employee(s), as applicable, executing this Lease on PEF's behalf are duly authorized to do so, and that this Lease is binding upon PEF.

     22.6 Authority of Ranchcorp. Ranchcorp warrants to PEF that Ranchcorp is a validly existing corporation under the laws of the State of California, that its entry into and performance of this Lease has been duly authorized, that the officer(s), director(s), or employee(s), as applicable, executing this Lease on Ranchcorp's behalf are duly authorized to do so, and that this Lease is binding upon Ranchcorp.

     22.7 Labor Issues. The parties will consult with one another, and consider each other's views, regarding labor issues of concern to either party

     22.8 Consent. Without prejudice to its other rights and remedies under this Lease and the other Project Agreements, either party shall have the right to institute an arbitration for declaratory relief under Section 12 of the Transaction Agreement to determine whether any proposed withholding or delay of any consent or approval by the party would be unreasonable.

Section 23. Glossary.

     Additional Rent - Section 3.6.

     Affiliate - Section 15 of the Transaction Agreement.

     Alterations - Section 8.2.

     Ancillary Services -- Section 3.4(d).

     Applicable Laws - all applicable laws, codes, ordinances, orders, rules, regulations and requirements, including, without limitation, all Environmental Laws, of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities, and officers relating to or affecting the Premises, the Improvements or the use, operation or occupancy of the Premises, whether now existing or hereafter enacted.

     C - Section 3.4(c).

     Calpine - Section 8.4(a)(v).

     Calpine Guaranty - Section 8.4(a)(v).

     Commencement Date - Section 2.1.

     Commercial Operation Date - Section 2.1.

     Daily Gas Price - Section 3.4(d).

     Developer Interests - Calpine and PEF.

     Entire Taking - Section 15.1.

     Environmental Laws - all present and future federal, state and local laws, statutes, ordinances, regulations, rules, judicial and administrative orders and decrees, permits, licenses, approvals, authorizations and similar requirements pertaining to the protection of human health and safety or the environment.

     Excepted Cause - Section 15 of the Transaction Agreement.

     Extended Term - Section 2.2.

     Final Project Decision - the CEC's final decision with respect to the Project AFC.

     Fixed Rent - Section 3.1.

     GAAP - Section 8.4(a)(v).

     Gas Daily - Section 3.4(d).

     GP -- Section 3.4(c).

     Hazardous Substance - any chemical, substance, medical or other waste, living organism or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects. "Hazardous Substances" shall include, without limitation, petroleum hydrocarbons, including crude oil or any fraction thereof, asbestos, radon, polychlorinated biphenyls (PCBs), methane and all substances which now or in the future may be defined as "hazardous substances," "hazardous wastes," "extremely hazardous wastes," "Hazardous Substance," "toxic substances," "infectious wastes," "biohazardous wastes," "medical wastes," "radioactive wastes" or which are otherwise listed, defined or regulated in any manner pursuant to any Environmental Laws.

     HR -- Section 3.4(c).

     Improvements - Section 3.6.

     Initial Term - Section 2.1.

     ISO -- Section 3.4(d).

     ISO Controlled Grid - Section 3.4(d).

     ISO Tariff -- Section 3.4(d).

     Laydown License Area - Section 8.8.

     Minimum Deductible Amount - Section 8.4(f).

     Mechanics' Liens - Section 14.

     Moody's - Section 8.4(a)(v).

     Nominal COD - Section 2.1

     Option Agreement - Recitals.

     Partial Taking - Section 15.

     Pastoria Substation - Section 3.4(d).

     PEF - introductory paragraph.

     PEF's Agents - any Affiliate of either of the Developer Interests and any contractor, consultant, agent, employee, invitee or other Person acting at the request and for the benefit of any of the Developer Interests or any of their Affiliates.

     PEF Deductible Amount - Section 8.4(f).

     PEF Deductible Payment - Section 8.4(f).

     Premises - Section 1.

     Project - Recitals.

     Project Financing Agreements - Section 11.5 of the Transaction Agreement.

     Project Financing Entity - Section 11.5 of the Transaction Agreement.

     Project Financing -- Section 11.5 of the Transaction Agreement.

     Property Taxes - Section 3.6.

     PX - Section 3.4(d).

     PX Price -- Section 3.4(d).

     Qualified - Section 11.3(c) of the Transaction Agreement.

     Ranchcorp - introductory paragraph.

     Ranchcorp's Agents - any Affiliate of any of the Tejon Interests and any contractor, consultant, agent, employee, invitee or other Person acting at the request and for the benefit of any of the Tejon Interests or any of their Affiliates.

     Release - any accidental or intentional spilling, leaking, pumping, pouring, emitting, emptying, discharging, injection, escaping, leaching, migrating, dumping or disposing into the air, land, surface water, ground water or the environment.

     Rent - Section 3.1.

     Revenue Day -- Section 3.4(d).

     Revenue Hour -- Section 3.4(d).

     S&P - Section 8.4(a)(v).

     Security Agreement - Section 1 of Schedule 11.4 of the Transaction
Agreement.

     Site Selection Area - Section 1.1 of the Option Agreement.

     Spark Spread - Section 3.4(c).

     Taken or Taking - Section 15.1.

     Tejon Interests - Ranchcorp, Tejon Ranch Co. and Pastoria Power Project
LLC.

     Tejon Ranch - the approximately 270,000 acres of real property in Kern and Los Angeles counties currently owned by Ranchcorp and known as The Tejon Ranch.

     Term - Section 2.2.

     Transaction Agreement - Recitals.

     Variable Rent - Section 3.1.

     IN WITNESS WHEREOF, Ranchcorp and PEF have executed this Lease as of the date first written above.

TEJON RANCHCORP,                           PASTORIA ENERGY FACILITY L.L.C.,
a California corporation                   a Delaware limited liability company


By:                                        By:
   ---------------------------------           ---------------------------------
     Name:                                      Name:
     Title:                                     Title:


By:
    -------------------------------
     Name:
     Title:

                                  Schedule 8.7

                        Environmental Mitigation Measures

1. Before commencing construction of the Project or at such other, later time specified by Ranchcorp, PEF will plant one or more windrow(s) of trees totaling not more than five miles in length in such location(s) on Ranchcorp's land as Ranchcorp shall designate. Ranchcorp will notify PEF of the type(s), number and spacing of the trees to be planted. PEF will acquire trees of approximately 15 gallons in size for this purpose.

2. If PEF decides that it will construct the Project with a closed loop (dry) cooling system, it shall design, build and operate that system to ensure no exceedances of applicable noise emission standards stated in the General Plan of Kern County, California, as of the date of execution of the Option Agreement.

3. If PEF decides that it will construct the Project with a water cooling system, it shall pursue that approach in accordance with the following terms:

     A. PEF may design, construct and operate the Project with once through cooling, provided that, if the Project includes one or more cooling towers, PEF complies with the "Cooling Tower Conditions."

     B. PEF may design, construct and operate the Project with a semi-open system with waste water reduction, which produces waste water discharge at a flow rate, and with concentrations of total dissolved solids (TDS), suitable to ensure no degradation of waters in the injection zone into which the waste water will be injected, provided that, (i) after the Project is constructed, PEF will adjust the volume of, and the TDS concentrations in, the Project's wastewater as necessary to ensure that the wastewater can be disposed of in the planned number and size of injection wells without increasing the TDS concentration of the receiving water; and (ii) PEF complies with the Cooling Tower Conditions.

     C. Should neither once through cooling nor a semi-open cooling system be available to the Project under the terms and conditions of paragraphs A and B above, then PEF shall design, construct and operate the Project with a zero-discharge cooling system, provided that PEF complies with the Cooling Tower Conditions.

     The "Cooling Tower Conditions" are (i) that PEF will install drift eliminators on the Project's cooling tower(s) of the type representing best available technology for the control of particulate emissions from the towers; and (ii) that PEF will contain any solid waste "salt cake" created by operation of the Project's cooling towers to avoid discharge of the waste material to air or land at or adjacent to the Premises prior to required shipping of the waste off of the Premises for disposal.

4. PEF will restore the Laydown License Area to its pre-construction state and will take reasonable measures to achieve such restoration within 12 months after it completes construction of the Project. PEF shall monitor the progress of revegetation and other aspects of the restoration of the area and shall perform any further work that is reasonably necessary to restore the area to its pre-construction state.

5. Prior to commencement of construction of the Project, PEF shall obtain incidental take authority from the U.S. Fish & Wildlife Service and an incidental take permit from the California Department of Fish & Game (except to the extent either agency provides PEF and Ranchcorp a letter stating that such incidental take authority or permit is not required) respecting any species listed under the Federal or California Endangered Species Acts that are likely to be taken (as defined in each agency's governing laws and regulations) by construction or operation of the Project . If, as a condition to issuance of the incidental take authority or permit, PEF is required to tender mitigation land to either agency, PEF shall so notify Ranchcorp and Ranchcorp shall have thirty (30) days to notify PEF that Ranchcorp has land suitable for mitigation purposes that it is willing to provide to PEF. If Ranchcorp provides PEF with notice that it has suitable land available, PEF shall seek the agencies' concurrence that Ranchcorp's available land is suitable for mitigation purposes. If PEF obtains the agencies' concurrence, Ranchcorp shall convey the land or appropriate interests therein to the entity designated by the agencies. Concurrent with such conveyance, PEF shall pay Ranchcorp $500 per acre for the land, plus all fees and endowments required to be paid to the agencies or the donee entity designated by the agencies, plus all of Ranchcorp's costs incurred in parcelizing (if necessary) and conveying the land or interest therein.

6. Except to the extent inconsistent with applicable safety or other requirements, PEF will paint its above-ground facilities other than its electric transmission towers in earth-tone colors to minimize the Project's visual contrast with the surrounding landscape.

7.   PEF will secure the Project site and buildings to protect public safety.

8. PEF will limit outdoor lighting on the Premises to the minimum required by applicable public and occupational safety rules and regulations.

                                SCHEDULE 22.4(c)

Recording Requested By
and When Recorded Return. To:

Sachin Mehta
Thelen Reid & Priest, LLP
101 Second Street, Suite 1800
San Francisco, CA 94105-3601

--------------------------------------------------------------------------------

                               MEMORANDUM OF LEASE

     THIS MEMORANDUM OF LEASE is entered into as of             ,        (the
                                                    ------------  ------
"Effective Date") by and between Tejon Ranchcorp, a California corporation ("Landlord") and Pastoria Energy Facility, LLC, a Delaware limited liability company ("Tenant").

     A. Landlord and Tenant entered in that certain Option Agreement, dated April 30, 1999, as amended by that certain letter agreement, dated March 5, 2001 (the "Option Agreement") pursuant to which Landlord granted an option to Tenant to lease the Premises (as defined below) pursuant to the Ground Lease (as defined below), and for which a Memorandum of Option was recorded on May 30, 1999 as document number 0199063511 in the Kern County Official Records.

     B. Landlord and Tenant are the parties to that certain Ground Lease of even date herewith (the "Lease") covering certain real property located in Kern County, California and more particularly described in Exhibit A attached hereto
                                                      ---------
(the "Premises"), on the terms and conditions set forth below.

     C. Landlord and Tenant are recording this Memorandum so that third parties shall have notice of the rights and obligations of Landlord and Tenant under the Lease.

     NOW THEREFORE, in consideration of the Lease and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

     1. Premises. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, upon the terms and conditions of the Lease, which terms are incorporated herein by this reference, including, without limitation, that Landlord shall have no surface rights related to any minerals or mineral rights, and shall not, in the exercise of any mineral rights, disturb the surface of the Premises, interfere with or disturb the occupancy or operations of Tenant on the Premises, or drill at a depth which is less than five hundred (500) feet below the surface of the Premises.

     2. Term. The term of the Lease commenced on the Effective Date and expires, if not sooner terminated pursuant thereto, on the twenty-fifth (25th) anniversary of the Commencement Date as defined in the Lease.

     3. Option to Extend. Tenant has an option to extend the term of the Lease for three additional five (5) year periods as more particularly described in the Lease.

     4. Controlling Document. This Memorandum of Lease is subject to all the terms and conditions of the Lease. Should there be any inconsistency between the terms of this instrument and the Lease, the terms of the Lease shall prevail.

     IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed this Memorandum of Lease as of the, date first above written.

                                    LANDLORD:

                                    TEJON RANCHCORP,
                                    a California corporation


                                    By:
                                        ----------------------------------------
                                    Its:
                                        ----------------------------------------


                                    By:
                                        ----------------------------------------

                                    Its:
                                        ----------------------------------------


                                    TENANT:

                                    PASTORIA ENERGY FACILITY L.L.C.
                                    a Delaware limited liability company


                                    By:
                                        ----------------------------------------

                                    Its:
                                        ----------------------------------------

                                    [ACKNOWLEDGEMENTS ATTACHED]

                                 ACKNOWLEDGMENT

State of California                 )
                                    )
County of                           )

On                  [date] before me,                           [name and title
   ----------------                   -------------------------
"Notary Public"], personally appeared                        [name of
                                      ----------------------
signer(s)], personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose names(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her their signature(s) in the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.


                             (Signature of Notary)            (Seal of Notary)
----------------------------

                                 ACKNOWLEDGMENT

State of California                 )
                                    )
County of                           )

On                  [date] before me,                           [name and title
   ----------------                   -------------------------
"Notary Public"], personally appeared                        [name of
                                      ----------------------
signer(s)], personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose names(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her their signature(s) in the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.


                             (Signature of Notary)            (Seal of Notary)
----------------------------